EXHIBIT 10.1

August 6, 2014

VIA E-MAIL

Mr. Clifton R. Beckham
8300 Mile Tree Drive
Fort Smith, AR 72903

Dear Cliff:

This letter agreement (“Agreement”) sets forth the agreements and understandings among you (“you” or “Executive”) and USA Truck, Inc. (the “Company”) regarding the orderly transition of your responsibilities and conclusion of your employment relationship with the Company.  On behalf of the board of directors and all of your colleagues, I would like to express gratitude for your many years of service, your desire to contribute to a smooth transition, and your flexibility in developing this arrangement.

1.           Separation. Executive's position as Executive Vice President and Chief Financial Officer of the Company, principal financial officer for purposes of filings with the U.S. Securities and Exchange Commission, and all other positions with the Company (if any), will continue until September 30, 2014 (the "First Separation Date") and may continue thereafter until the last day of the Extension Term, if any (the last day of employment being referred to as the "Separation Date"). The Extension Term means one or more days commencing October 1 and continuing through a date not later than October 31, 2014, during which the Company and Executive mutually agree in writing for Executive's employment to continue.  Executive's signature on this Agreement will function as his resignation from employment and all positions with the Company effective as of the Separation Date.

2.           Nature of Services.  Executive's services to the Company through the Separation Date will consist of his normal responsibilities.  In addition, if requested, Executive will assist with education of interim and permanent personnel who may perform some or all of the responsibilities of Executive following the Separation Date.  The parties acknowledge that the Executive will not be employed on the filing date of, and therefore will not sign as principal financial officer or in any other capacity, the Company's Quarterly Report on Form 10-Q for the period ending September 30, 2014.

3.           Payment For Executive’s Services. Executive and the Company hereby agree that through the Separation Date, Executive's existing compensation and benefits will continue without modification except as set forth herein.  From September 1, 2014, through the First Separation Date, and in addition to normal compensation and benefits that will be paid consistent with past practice, Executive will receive $25,000, subject to normal withholdings, payable no later than three business days following the later of the date the Release (as hereinafter defined) becomes irrevocable or the date the Release, signed by Executive, is received by the Company (the "Settlement Payment Date").  If the Company and the Executive agree to an Extension Term, Executive will also receive (in addition to normal compensation and benefits that will be paid consistent with past practice) payment in the amount equal to $1,136.36 for each business day during the Extension Term through the Separation Date payable on the Settlement Payment Date, subject to normal withholdings.

4.           Retention Bonus. The Company hereby agrees that Executive will retain, and will not be required to repay to the Company, the retention bonus paid to Executive (the “Retention Bonus”) under the Company’s 2013 Management Team Retention Bonus Plan dated October 30, 2013 (the “Retention Bonus Plan”).  The Company acknowledges and agrees that it waives its rights to repayment of the Retention Bonus, including, without limitation, pursuant to Sections 2.1 and 3.1 of the Retention Bonus Plan.

5.           Waiver of Severance Benefits.  Other than as provided for in this Agreement, Executive waives any right to severance or any other benefits in connection with or as a result of the cessation of his employment with the Company, for any reason, and agrees that he is only entitled to the payments and other separation benefits provided in this Agreement.  Other than as provided for in this Agreement, Executive acknowledges that he is not entitled to any future continuing health or other benefits (except as may be required by applicable law) and waives any rights other than those required under applicable law.

6.           Equity Awards. Any outstanding equity awards held by Executive (including, without limitation, any restricted stock or any stock options) will be governed by the terms and conditions of the plans and agreements or award notices under which such equity awards were granted, and nothing in this Agreement will modify any terms or conditions of such plans and agreements or award notices. Executive acknowledges that the vesting, forfeiture, exercise, and other terms and conditions are not modified by this Agreement, and that Executive is responsible for taking any actions required to gain the benefits (if any) available under such awards. Without limiting the generality of the foregoing, Executive will be entitled to exercise stock options for up to thirty (30) days after the Separation Date to the extent Executive was entitled to exercise such stock options as of the Separation Date in accordance with Section 2(ii) of the Incentive Stock Option Agreements between the Company and Executive.

7.           Non-Solicit.  Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information, and other legitimate interests of the Company and any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Company ( collectively, "Affiliates") and also acknowledges that Executive's agreement is supported by good and valuable consideration including, without limitation, additional amounts payable in accordance with this Agreement.  Executive therefore agrees as follows:

(a)           Through the Separation Date and for the six (6) months thereafter (in the aggregate, the "Non-Solicit Period"), Executive will not, directly or indirectly, and will not assist anyone else to (i) hire or solicit for hire any current employee of the Company or any of its Affiliates, or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.

(b)           Executive further agrees that during the Non-Solicit Period, Executive will not, directly or indirectly, solicit or encourage any current customer of the Company or any of its Affiliates to terminate or diminish its relationship with them, or, seek to persuade any current customer or prospective customer of the Company or any of its Affiliates to conduct with any person or entity any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates.  “Prospective customer” includes only those whose business has been actively solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents at any time during the six (6) months immediately preceding the Separation Date other than by form letter, blanket mailing or general advertisement.

8.           Waiver and Release of Claims.  In order to be eligible to receive amounts payable on the Settlement Payment Date, however, you must (i) comply with all of your obligations under this Agreement and (ii) execute a timely and effective release of claims in the form attached hereto and marked Exhibit A (the "Release of Claims").  The Release of Claims creates legally binding obligations and the Company therefore advises you to consult an attorney before signing it.  For and in consideration of the benefits provided the Company under this Agreement, effective simultaneously when the Release is executed by you and delivered to the Company and becomes irrevocable, the Company, on behalf of itself and its Affiliates, hereby release and forever discharge the Executive and his heirs, executors, administrators, beneficiaries, representatives and assigns from any and all causes of action, rights or claims of any type or description, known or unknown, which the Company has had in the past, now has, or might now have, through the date of this Agreement, in any way resulting from, arising out of or connected with Executive's employment by the Company or the termination of that employment or pursuant to federal, state or local law, regulation or requirement.

9.           Nondisparagement; No Contact.  The parties agree that they will not in any way disparage each other to any other party, including current or former stockholders, officers, directors and employees of the Company or its Affiliates, nor will they make or solicit any comments, statements or the like to the media or to others, including any claims against each other or their agents or representatives, that may be considered to be derogatory or detrimental to the good name or business reputation of the other.

10.           No Admission of Wrongdoing. The parties agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

11.           Voluntary Agreement. Executive further acknowledges that he understands this Agreement, the claims he is releasing, the promises and agreements he is making, and the effect of his signing this Agreement. Executive understands the payments to him under this Agreement are in excess of those to which he is legally entitled and agrees that he voluntarily accepts the payments described above as additional consideration for the non-solicit and other obligations referred to herein and for the purpose of making a full and final compromise, adjustment and settlement of all claims or potential claims against the Releasees (as defined in Exhibit A attached hereto) from any action or inaction taking place on or before the Separation Date.

12.           Ownership and Disclosure of Information.

(a)Information. Executive agrees that all Confidential Information is solely and absolutely owned by the Company and is unique to the Company and its Affiliates; that Executive has no right, title or interest in and to the Confidential Information.  Executive acknowledges and agrees that the Confidential Information is material to the conduct of the Company’s and its Affiliates' business, and further agrees that he will not disclose any Confidential Information, or use to his benefit (or to the benefit of any third party), or use to the detriment of the Company or its Affiliates, any Confidential Information. As used herein, “Confidential Information” means all materials and information (whether written or not) about the Company’s or its Affiliates' services, processes, research, development, past, present, and identifiable prospective customers, personnel, purchasing, marketing, costs, improvements, discoveries, business methods, formulas, inventions, philosophies, and other business aspects of the Company or its Affiliates that are not generally known and accessible to the public.

(b)Developments. Executive acknowledges that all copyrightable works that Executive may have created during the term of his employment with the Company or its Affiliates (collectively, “Developments”) are “work made for hire” and the Company is the sole owner of all the results and products of Executive’s prior employment with the Company or its Affiliates free and clear of any claims by Executive of any kind or character whatsoever.

13.           Return of Company Property.  Executive agrees that, not later than the Separation Date, he will return to the Company all of its property in Executive’s possession, custody or control, including, without limitation, all Confidential Information, Developments, keys, access cards, credit cards, computer hardware (including but not limited to any hard drives, diskettes, laptop computers and personal data assistants and the contents thereof, as well as any passwords or codes needed to operate any such hardware), cellular telephones, computer software, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information and lists, mailing lists, notes and any other property or information that Executive has or had relating to the Company or its Affiliates (whether those materials are in paper or electronic form), and including, but not limited to, any documents containing, summarizing or describing any Confidential Information.  Notwithstanding the foregoing, Executive will be entitled to retain (a) Executive’s laptop, from which the Company will remove Confidential Information prior to the Separation Date, (b) Executive’s cellular telephone and (c) Executive’s cellular telephone number, provided that Executive agrees that, from and after the Separation Date, he will not initiate or respond to telephone calls, text messages or other communications to or from analysts, customers, employees, drivers, independent contractors or other business associates of the Company or its Affiliates regarding his former roles and responsibilities at the Company, the subject matter of this Agreement or the Company.

14.           Indemnification.  The Company hereby agrees that Executive will continue to be entitled to all of his respective statutory rights to indemnification, including, without limitation, indemnification pursuant to the Company's organizational documents, insurance policies or under applicable law to the same extent Executive would have had the right to be indemnified absent this Agreement and the Release.

15.           Governing Law.  The parties agree that the Agreement will be interpreted and governed by the laws of the state of Arkansas without regard to principles of comity or conflict of law provisions of any jurisdiction.

16.           Modification.  The parties hereto agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto.

17.           Entire Agreement.  The parties acknowledge that this Agreement constitutes the entire agreement between them regarding Executive’s separation, superseding all prior written and oral agreements regarding such topic; provided, however, that this Agreement will not constitute a waiver by the Company of any right they now have or may now have under any agreement imposing obligations on you with respect to confidentiality, non-competition, non-solicitation of employees, customers, vendors or independent contractors or like obligations.

18.           Invalidity of Provisions/Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

19.           No Reliance; Taxes. The parties have not relied on any representations, promises or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement. Any payments made to Executive under this Agreement will be reduced by the full amount legally required to be withheld for federal, state or local tax purposes by the Company.

20.           Notices.  Any notices to be given hereunder by either party hereto to the other may be effected either by (i) personal delivery in writing, (ii) facsimile or (iii) mail, registered or certified, postage prepaid, with return receipt requested.  Mailed or faxed notices will be addressed or faxed as follows:

If to the Company:	USA Truck, Inc.
3200 Industrial Park Road
Van Buren, Arkansas 72956
Attn: President and Chief Executive Officer
Facsimile: (479) 471-2526

If to Executive:	Clifton R. Beckham
8300 Mile Tree Drive
Fort Smith, AR 72903
Email: c-beckham@sbcglobal.net

21.           Execution; Binding Effect.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears thereon, and all of which will together constitute one instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) will be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement will be binding upon and inure to the benefit of the Company, its Affiliates, and their successors and assigns and will be binding upon Executive and your heirs and personal representatives.

Sincerely,

/s/ John M. Simone

John M. Simone
President and Chief Executive Officer
USA Truck, Inc.

AGREED AND ACCEPTED effective the 6 day of August 2014.

/s/ Clifton R. Beckham
Clifton R. Beckham

EXHIBIT A

RELEASE OF CLAIMS

In exchange for the payments and benefits described in this Agreement, Executive, on his own behalf and on behalf of his heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges full and complete satisfaction of and hereby releases, absolves and discharges the Company and its Affiliates and their successors and assigns, parents, subsidiaries and affiliates, past and present, as well as their trustees, directors, officers, agents, attorneys, insurers, stockholders and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, wages, vacation pay, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them, arising out of or in any way connected with his employment or other relationships with the Company or its Affiliates, or his separation from any such employment or other relationships (collectively, “Released Claims”), including specifically, but without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act (“ADEA”), the federal Family and Medical Leave Act or any other employment related federal, state or local law, regulation or ordinance; provided, however, that the foregoing release will not include or affect (and the following are expressly excluded from any Released Claims): (i) Executive’s rights under this Agreement; (ii) Executive’s rights to file claims for workers’ compensation or unemployment insurance benefits, and (iii) Executive’s regular and usual salary accrued prior to the Separation Date, accrued but unused vacation through the Separation Date, COBRA continuation coverage and life insurance conversion rights, if any.  Finally, Executive agrees that, if any Released Claim is brought on Executive’s behalf or for Executive’s benefit in a court or administrative agency, Executive will take all necessary actions to waive and agree not to accept any award of money or other damages as a result of such claim.  Furthermore, notwithstanding the foregoing release, Executive will continue to be entitled to all of his respective statutory rights to indemnification, including, without limitation, indemnification pursuant to the Company’s organizational documents, insurance policies or under applicable law to the same extent Executive would have had the right to be indemnified absent this release.

Executive acknowledges that he is waiving and releasing any rights he may have under the ADEA and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as hereinafter defined) of this Agreement.  Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which he was already entitled.  Executive further acknowledges that he has been advised by this writing that:

(a)           He should consult with an attorney prior to executing this Agreement;

(b)           He has at least twenty-one (21) days within which to consider this Agreement, but if he wishes to sign this Agreement earlier, he may do so by signing the Acknowledgment and Waiver of the 21-day consideration period in the form attached as Exhibit B to this Agreement;

(c)           He has seven (7) days following his execution of this Agreement to revoke this Agreement;

(d)           This Agreement will not be effective until the eighth day after Executive executes and does not revoke this Agreement (the “Effective Date”); and

(e)           Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.  Any revocation must be in writing and hand delivered to the Company by close of business on or before the seventh day from the date that Executive signs this Agreement.  In the event that Executive exercises his right of revocation, neither Executive nor any member of the Company or its Affiliates will have any further rights or obligations under this Agreement.

Executive represents and warrants that he has no present knowledge of any injury, illness or disease to him that is or might be compensable as a workers’ compensation claim or similar claim for workplace injuries, illnesses or diseases.

Terms used herein and not otherwise defined will have the meanings set forth in the Agreement to which this Release was attached.